                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                      Transportadora de Gas del Sur S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                Class B Shares
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 P9308R-10-3
            --------------------------------------------------------
                                (CUSIP Number)

                                 July 1, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /       Rule 13d-1(b)
   /X/       Rule 13d-1(c)
   / /       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                      Page 1
                                    of 11 Pages

                                     SCHEDULE 13G

CUSIP NO. P9308R-10-3                                        Page 2 of 11 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Yonder Investment Corporation
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                           0*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER                      0*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON             0*



-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    0.0%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC



-------------------------------------------------------------------------------
* Prior to the sale of Siembra Administradora de Fondos de Jubilaciones y Pensiones S.A. and Compania Previsional Citi S.A. to MetLife, Inc.
  effective as of July 1, 2005 (the "Sale"), Yonder Investment Corporation, Citibank Overseas Investment Corporation, Citibank, N.A., Citicorp,
  Citigroup Holdings Company and Citigroup Inc. (collectively, the "Reporting Persons") indirectly beneficially owned the Issuer's securities. Upon completion of the Sale, the Reporting Persons no longer indirectly beneficially owned any of the Issuer's securities.

                                     SCHEDULE 13G

CUSIP NO. P9308R-10-3                                        Page 3 of 11 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citibank Overseas Investment Corporation
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                           0*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER                      0*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON             0*



-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    0.0%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             CO



-------------------------------------------------------------------------------
* Prior to the sale of Siembra Administradora de Fondos de Jubilaciones y Pensiones S.A. and Compania Previsional Citi S.A. to MetLife, Inc.
  effective as of July 1, 2005 (the "Sale"), Yonder Investment Corporation, Citibank Overseas Investment Corporation, Citibank, N.A., Citicorp,
  Citigroup Holdings Company and Citigroup Inc. (collectively, the "Reporting Persons") indirectly beneficially owned the Issuer's securities. Upon completion of the Sale, the Reporting Persons no longer indirectly beneficially owned any of the Issuer's securities.

                                     SCHEDULE 13G

CUSIP NO. P9308R-10-3                                        Page 4 of 11 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citibank, N.A.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                           0*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER                      0*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON             0*



-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    0.0%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             BK



-------------------------------------------------------------------------------
* Prior to the sale of Siembra Administradora de Fondos de Jubilaciones y Pensiones S.A. and Compania Previsional Citi S.A. to MetLife, Inc.
  effective as of July 1, 2005 (the "Sale"), Yonder Investment Corporation, Citibank Overseas Investment Corporation, Citibank, N.A., Citicorp,
  Citigroup Holdings Company and Citigroup Inc. (collectively, the "Reporting Persons") indirectly beneficially owned the Issuer's securities. Upon completion of the Sale, the Reporting Persons no longer indirectly beneficially owned any of the Issuer's securities.

                                     SCHEDULE 13G

CUSIP NO. P9308R-10-3                                        Page 5 of 11 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citicorp
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                           0*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER                      0*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON             0*



-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    0.0%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC



-------------------------------------------------------------------------------
* Prior to the sale of Siembra Administradora de Fondos de Jubilaciones y Pensiones S.A. and Compania Previsional Citi S.A. to MetLife, Inc.
  effective as of July 1, 2005 (the "Sale"), Yonder Investment Corporation, Citibank Overseas Investment Corporation, Citibank, N.A., Citicorp,
  Citigroup Holdings Company and Citigroup Inc. (collectively, the "Reporting Persons") indirectly beneficially owned the Issuer's securities. Upon completion of the Sale, the Reporting Persons no longer indirectly beneficially owned any of the Issuer's securities.

                                     SCHEDULE 13G

CUSIP NO. P9308R-10-3                                        Page 6 of 11 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citigroup Holdings Company
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                           0*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER                      0*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON             0*



-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    0.0%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC



-------------------------------------------------------------------------------
* Prior to the sale of Siembra Administradora de Fondos de Jubilaciones y Pensiones S.A. and Compania Previsional Citi S.A. to MetLife, Inc.
  effective as of July 1, 2005 (the "Sale"), Yonder Investment Corporation, Citibank Overseas Investment Corporation, Citibank, N.A., Citicorp,
  Citigroup Holdings Company and Citigroup Inc. (collectively, the "Reporting Persons") indirectly beneficially owned the Issuer's securities. Upon completion of the Sale, the Reporting Persons no longer indirectly beneficially owned any of the Issuer's securities.

                                     SCHEDULE 13G

CUSIP NO. P9308R-10-3                                        Page 7 of 11 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citigroup Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                           0*
                                                                             **
       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER                      0*
                                                                             **
        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON             0*
                                                                             **

-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    0.0%*
                                                                             **


-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC



-------------------------------------------------------------------------------
* Prior to the sale of Siembra Administradora de Fondos de Jubilaciones y Pensiones S.A. and Compania Previsional Citi S.A. to MetLife, Inc.
   effective as of July 1, 2005 (the "Sale"), Yonder Investment Corporation, Citibank Overseas Investment Corporation, Citibank, N.A., Citicorp, Citigroup Holdings Company and Citigroup Inc. (collectively, the "Reporting Persons") indirectly beneficially owned the Issuer's securities. Upon completion of the Sale, the Reporting Persons no longer indirectly beneficially owned any of the Issuer's securities.
** Includes shares held by other reporting persons.

Item 1(a).     Name of Issuer:

               Transportadora de Gas del Sur S.A.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               Don Bosco 3672
               5th Floor
               1206 Buenos Aires, Argentina

Item 2(a).     Name of Person Filing:

               Yonder Investment Corporation ("Yonder")
               Citibank Overseas Investment Corporation ("COIC")
               Citibank, N.A. ("Citibank")
               Citicorp
               Citigroup Holdings Company ("Citigroup Holdings")
               Citigroup Inc. ("Citigroup")

Item 2(b).     Address of Principal Office or, if none, Residence:

               The address of the principal office of Yonder is:

               Cerrito 740 Piso 16
               1010 Buenos Aires
               Argentina

               The address of the principal office of COIC is:

               One Penn's Way
               New Castle, Delaware 19720

               The address of the principal office of Citigroup Holdings is:

               One Rodney Square
               Wilmington, DE 19899

               The address of the principal office of each of Citibank, Citicorp and Citigroup is:

               399 Park Avenue
               New York, NY 10043


Item 2(c).     Citizenship or Place of Organization:

               Citibank is a national banking association.

               Yonder, COIC, Citicorp, Citigroup Holdings and Citigroup are Delaware corporations.

Item 2(d).     Title of Class of Securities:

               Class B Shares

Item 2(e).     CUSIP Number:

               P9308R-10-3

                                       Page 8
                                     of 11 Pages

Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is a(n):

             (a)  [ ] Broker or dealer registered under Section 15 of the
                      Act (15 U.S.C. 78o);

             (b)  [ ] Bank as defined in Section 3(a)(6) of the Act
                      (15 U.S.C. 78c);

             (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

             (d)  [ ] Investment company registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);

             (e)  [ ] Investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

             (f)  [ ] Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

             (g)  [ ] Parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

             (h)  [ ] Savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

             (i)  [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

             (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.   Ownership. (as of July 1, 2005)

          (a)  Amount beneficially owned: See item 9 of cover pages

          (b)  Percent of class: See item 11 of cover pages

          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:

                  (ii)  Shared power to vote or to direct the vote:

                  (iii) Sole power to dispose or to direct the disposition of:

                  (iv)  Shared power to dispose or to direct the disposition of:


                   See Items 5-8 of cover pages


                                       Page 9
                                     of 11 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          COIC is the sole stockholder of Yonder. Citibank is the sole stockholder of COIC. Citicorp is the sole stockholder of Citibank. Citigroup Holdings is the sole shareholder of Citicorp. Citigroup is the sole stockholder of Citigroup Holdings.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.



                                       Page 10
                                     of 11 Pages

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 11, 2005

                              YONDER INVESTMENT CORPORATION

                              By: /s/ William H. Wolf
                                  ---------------------------------
                                  Name: William H. Wolf
                                  Title: President


                              CITIBANK OVERSEAS INVESTMENT CORPORATION

                              By: /s/ William H. Wolf
                                  ---------------------------------
                                  Name: William H. Wolf
                                  Title: President


                              CITIBANK, N.A.

                              By: /s/ Ali Karshan
                                  ---------------------------------
                                  Name: Ali Karshan
                                  Title: Assistant Secretary


                              CITICORP

                              By: /s/ Ali Karshan
                                  ---------------------------------
                                  Name: Ali Karshan
                                  Title: Assistant Secretary


                              CITIGROUP HOLDINGS COMPANY

                              By: /s/ Ali Karshan
                                  ---------------------------------
                                  Name: Ali Karshan
                                  Title: Assistant Secretary


                              CITIGROUP INC.

                              By: /s/ Ali Karshan
                                  ---------------------------------
                                  Name: Ali Karshan
                                  Title: Assistant Secretary




                                 Page 11
                               of 11 Pages

                          EXHIBIT INDEX TO SCHEDULE 13G
                          -----------------------------



EXHIBIT 1
---------

Agreement among Yonder, COIC, Citibank, Citicorp, Citigroup Holdings and Citigroup as to joint filing of Schedule 13G.